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                                                                    EXHIBIT 8(a)



                       [Letterhead of Faegre & Benson LLP]





                                 January 4, 2002



Digi International Inc.
11001 Bren Road East
Minnetonka, Minnesota  55343

Dove Sub Inc.
11001 Bren Road East
Minnetonka, Minnesota 55343

Ladies and Gentlemen:

         We have acted as counsel to Digi International Inc., a Delaware corporation ("Digi"), and Dove Sub Inc., a Delaware corporation and a wholly owned subsidiary of Digi ("Dove Sub"), in connection with the transactions described in the Agreement and Plan of Merger dated as of October 30, 2001 (the "Merger Agreement") among Digi, Dove Sub, and NetSilicon, Inc., a Massachusetts corporation ("NetSilicon"). Pursuant to the Merger Agreement, at the Effective Time, as defined in the Merger Agreement, NetSilicon shall be merged with and into Dove Sub (the "Merger"), with Dove Sub being the surviving corporation.

         Digi has filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), a registration statement on Form S-4 (the "Registration Statement") with respect to the common stock of Digi to be issued to the NetSilicon shareholders in the Merger in exchange for their common stock in NetSilicon (the "NetSilicon Common Stock"). In addition, NetSilicon and Digi have prepared a Joint Proxy Statement/Prospectus dated January 4, 2002 (the "Joint Proxy Statement/Prospectus"), which is contained in and made a part of the Registration Statement.

         In rendering the opinion set forth below, we have reviewed the Merger Agreement, and have also reviewed and relied upon the accuracy of the facts stated in the Joint Proxy Statement/Prospectus (including the Annexes thereto) and such other materials as we have deemed necessary or appropriate as a basis for our opinion.


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January 4, 2002
Page 2



         Based upon and subject to the foregoing, and to the receipt of the certificate of Digi and Dove Sub and the certificate of NetSilicon, as described in the Joint Proxy Statement/Prospectus, each containing appropriate representations, we confirm to you that the discussion of the material United States federal income tax consequences under the caption "The Merger - Federal Income Tax Consequences" (the "Tax Section") reflects our opinion regarding the material federal income tax consequences of the Merger to the holders of NetSilicon Common Stock, as well as to Digi, Dove Sub, and NetSilicon.

         Our opinion is subject to the qualifications, assumptions and limitations set forth in the Joint Proxy Statement/Prospectus, and no opinion is expressed regarding matters not referred to therein.

         This opinion is being furnished in connection with the Joint Proxy Statement/Prospectus. It is expressed solely for the benefit of Digi and Dove Sub and may not be relied upon in any manner or for any purpose by any other person.

         We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the references to this firm in the Tax Section and in the section of the Joint Proxy Statement/Prospectus under the caption "Legal Matters". In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.


                                                     Very truly yours,

                                                     /s/ Faegre & Benson LLP

                                                     Faegre & Benson LLP